Exhibit 99.1

Flagstone Announces Shift in Board Chairmanship

Mark Byrne to Step Down and Daniel James Named Non-executive Chairman
David Brown and Senior Management Team to Continue in Current Roles

LUXEMBOURG, May 24, 2010 (BUSINESS WIRE) --Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced that Mark Byrne has decided to step down as Chairman of the Board of Directors of Flagstone while continuing to serve as a non-executive member of the Board of Directors of the Company. David Brown, who has served as Flagstone's Chief Executive Officer since the Company's inception in 2005, and all other members of the senior management team, will continue in their current roles. Daniel James, a Director of the Flagstone Board since its inception, will succeed Mr. Byrne as Chairman.

"We are very grateful for Mark's substantial contribution to Flagstone's significant growth and maturity in a short time, and we look forward to his continued involvement as a member of our Board of Directors," said Steve Coley, Flagstone's Governance Committee Chairman, speaking on behalf of the Board. "We have been fortunate during Flagstone's first five years to benefit from the combined leadership of both an Executive Chairman and a Chief Executive in Mark and David. Mark and David founded Flagstone together as partners, and as the Company has reached a certain degree of maturity, Mark recommended and the Board agreed that the executive leadership of only one of the founding partners is required to take the business forward."

Mr. Coley added, "We are very fortunate to have in David Brown a Chief Executive with extensive industry experience who, together with the executive team, has built Flagstone into a world-class company, and will continue to execute Flagstone's strategy and manage our operations around the world. We have great confidence that Flagstone will continue to grow and prosper under his ongoing leadership. We are also pleased to be able to name Danny James as our non-executive Chairman. Danny has been an integral part of our Board since our founding and we appreciate his commitment to Flagstone."

Mr. James is a Founding Partner and Head of North America of Trilantic Capital Partners ("TCP"), a private equity firm managing over $3.6 billion. Prior to TCP, Mr. James was Head of North America of Lehman Brothers Merchant Banking.

About Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received "A-" financial strength ratings from both A.M. Best and Fitch Ratings, and "A3" ratings from Moody's Investors Service. Island Heritage and Flagstone Reinsurance Africa have received "A-" financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol "FSR" and the Bermuda Stock Exchange under the symbol "FSR BH". Additional financial information and other items of interest are available at the Company's website located at www.flagstonere.com.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, which could cause actual results to differ materially from such statements. In particular, statements using words such as "may", "should", "estimate", "expect", "anticipate", "intend", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company's common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

SOURCE: Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A.
Brenton Slade, +1-441-278-4303